Exhibit 99.A

News For Immediate Release
El Paso Pipeline Partners Reports Fourth Quarter and Full-Year Results; Distributable Cash Flow Grows Significantly
HOUSTON, TEXAS, February 24, 2011—El Paso Pipeline Partners, L.P. (NYSE:EPB) is reporting today fourth quarter and full-year 2010 financial and operational results for the partnership.
Highlights:
—	$0.53 earnings per common unit for fourth quarter 2010

—	$118 million distributable cash flow for fourth quarter 2010, a 91 percent increase from fourth quarter 2009 — $212 million adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) for fourth quarter 2010, compared with $143 million for fourth quarter 2009

—	Raised quarterly cash distributions to $0.44 per common and subordinated unit for the fourth quarter 2010, a 22 percent increase from the fourth quarter of 2009

—	Distribution coverage ratio of 1.4 times for the fourth quarter and full year 2010
     “The sharp improvement in our financial results highlights the success of our acquisition growth strategy and efficient project execution” said Jim Yardley, president and chief executive officer of El Paso Pipeline Partners. “During 2010, we acquired $2.4 billion of assets and placed three organic growth projects in-service, collectively $100 million under budget. These efforts resulted in a substantial expansion of our asset base, while maintaining a very predictable and steady cash flow profile and a strong balance sheet. As we move forward, we plan to continue executing on our strategy of delivering profitable expansion projects and accretive acquisitions to provide consistent future growth for our unitholders.”

A summary of financial results for the quarters and 12 months ended December 31, 2010 and 2009 are as follows:

			Twelve Months
	Quarters Ended		Ended
Financial Results	December 31,		December 31,
($ in millions, except per unit amounts)	2010	2009	2010	2009

Operating revenues	$352.1	$309.2	$1,344.1	$1,119.3
Operating expenses
Operation and maintenance	96.4	89.7	385.2	352.7
Depreciation and amortization	40.0	33.1	152.7	129.2
Taxes, other than income	13.0	13.3	59.1	54.6

Operating income	202.7	173.1	747.1	582.8
Earnings from unconsolidated affiliates	3.5	3.0	15.7	12.4
Other income, net	4.7	13.3	29.2	47.8
Interest and debt expense, net	(53.7)	(30.3)	(186.6)	(129.0)
Affiliated interest income, net	0.1	0.9	2.1	4.4
Income before income taxes	157.3	160.0	607.5	518.4
Income tax expense	—	(5.5)	(2.4)	(21.2)

Net income	157.3	154.5	605.1	497.2
Net income attributable to noncontrolling interests	(54.6)	(57.0)	(226.6)	(179.6)

Net income attributable to EPB[1]	$102.7	$97.5	$378.5	$317.6

Net income attributable to EPB per common unit—basic and diluted[1]	$0.53	$0.51	$1.90	$1.64
Net income attributable to EPB per subordinated unit—basic and diluted[2]	$0.50	$0.47	$1.78	$1.56

[1]	Earnings for the full year 2010 include a $21 million, or $0.08 per unit, non-cash asset write down based on a Federal Energy Regulatory Commission order related to the 2009 sale of the Natural Buttes compressor station and gas processing plant. Fourth quarter 2009 includes an $8 million gain, or $0.04 per unit, related to the sale of the same Natural Buttes facilities.

[2]	All subordinated units were converted into common units on a one-for-one basis effective January 3, 2011.

Twelve Months Ended December 31, 2010
($ millions, except per unit amounts)

	Amount	EPU

Net income attributable to EPB common unit	$378.5	$1.90
Impact of non-cash asset write down based on FERC order related to sale of Natural Buttes facilities, net of non- controlling interest	$12.1	$0.08

Adjusted EPU per common unit		$1.98

Financial Results
In November 2010, El Paso Pipeline Partners completed its acquisition of the remaining 49-percent member interest in both Southern LNG (SLNG) and Elba Express and an additional 15 percent general partner interest in Southern Natural Gas (SNG) from El Paso Corporation in exchange for aggregate consideration of $1,133 million. Following the acquisition of these interests the partnership consolidates SNG for financial reporting purposes. Financial results for all periods presented include retrospective adjustments to include 60 percent of SNG and to reflect El Paso Corporation’s 40 percent interest in SNG as non-controlling interests.
Revenues for the fourth quarter and full year 2010 increased 14 percent and 20 percent, respectively, from same periods in 2009. Operating income for the fourth quarter and full year 2010 rose 17 percent and 28 percent, respectively, from the same periods in 2009, and net income attributable to EPB for the fourth quarter and full year 2010 was up 5 percent and 19 percent, respectively, from the fourth quarter and full year 2009.
Full year 2010 results include a $21 million non-cash asset write down based on a Federal Energy Regulatory Commission order related to the 2009 sale of the Natural Buttes compressor station and gas processing plant. Excluding the impact of this non-cash item, net income attributable to EPB in 2010 was 23 percent higher than that of 2009.
The significant increase in revenues, operating income and net income attributable to EPB for the fourth quarter and full year 2010 was primarily due to the completion of a number of organic growth projects including the SLNG Elba Phase IIIA (Elba IIIA) expansion, the Elba Express Pipeline, the WIC System Expansion, and the CIG Raton 2010 expansion. Additionally, net income attributable to EPB increased as a result of the acquisition of an incremental 49 percent interest in SLNG and Elba Express. Higher earnings at SNG related to its rate case settlement in September 2009 also contributed to the improved full year financial performance.
Adjusted EBITDA for the fourth quarter 2010 was $212 million, up 49 percent from the fourth quarter 2009. For the full year 2010, Adjusted EBITDA was $695 million, representing an increase of 28 percent from 2009.

Distributable cash flow for the fourth quarter 2010 increased 91 percent from the fourth quarter 2009 to $118 million. For the full year 2010, distributable cash flow increased to $390 million, or 65 percent from 2009. Distribution coverage for both the fourth quarter and full year 2010 was 1.4 times.
The primary drivers for the year-to-year increase in fourth quarter Adjusted EBITDA and distributable cash flow were the acquisitions of SLNG, Elba Express, and additional interests in SNG. The completion of organic growth projects in 2010 also contributed to the improved results for the quarter. Additionally, full year 2010 Adjusted EBITDA and distributable cash flow were positively impacted by not only the acquisitions and expansion projects in 2010, but also the acquisition of additional interests in Colorado Interstate Gas (CIG) and the completion of the Totem Storage facility and Piceance Lateral expansion in 2009.
Interest and Debt Expense
For the fourth quarter and full year 2010, interest and debt expense rose by $23 million and $58 million, respectively, from the same periods in 2009. This increase is primarily due to the issuance of an aggregate $535 million of senior unsecured notes in March 2010 and June 2010 and $750 million of senior unsecured notes in November 2010. These funds were principally used to partially finance acquisitions of interests in SLNG, Elba Express and SNG, with the balance used to retire debt associated with the construction of Elba Express and to reduce outstanding borrowings on EPB’s revolving credit facility. The interest expense increase was partially offset by a lower average debt balance outstanding under the partnership’s credit facility.
Capital Expenditures
During 2010, El Paso Pipeline Partners invested $318 million in growth projects, primarily for the Elba IIIA expansion, Elba Express Pipeline, WIC System Expansion, CIG Raton 2010 and the first phase of SNG’s South System III expansion project. These projects were completed on time and, on a consolidated basis, were approximately $100 million under budget. Maintenance capital expenditures for 2010 totaled $94 million.
Webcast Information
El Paso Pipeline Partners has scheduled a live webcast of a review of its 2010 results, on February 24, 2011, beginning at 11:30 a.m. Eastern Time, 10:30 a.m. Central Time, which may be accessed online through El Paso Pipeline Partners’ Web site at www.eppipelinepartners.com in the Investors section. During the webcast, management will refer to slides that will be posted on the Web site. The slides will be available one hour before the webcast and can be accessed in the Investors section. A limited number of telephone lines will also be available to participants by dialing (877) 2221-9108 (conference ID #45638884) ten minutes prior to the start of the webcast.
A replay of the webcast will be available online through the partnership’s Web site in the Investors section. A telephone audio replay will be also available through March 4, 2011 by dialing (800) 642-1687 (conference ID # 45638884). If you have any questions regarding this procedure, please contact Margie Fox at (713) 420-2903.
The partnership’s financial statements are available in the Investors section of its Web site at www.eppipelinepartners.com. The partnership’s December 31, 2010, Form 10-K will be available online once it is filed. Copies of all filed documents, including the partnership’s Quarterly Reports on Form 10-Q are also available, free of charge, by calling (877) 357-2766.
El Paso Pipeline Partners, L.P. is a Delaware limited partnership formed by El Paso Corporation to own and operate natural gas transportation pipelines and storage assets. El Paso Corporation currently owns a 49 percent limited partner interest and 2 percent general partner interest in the partnership. El Paso Pipeline Partners, L.P. owns Wyoming Interstate Company (WIC), Southern LNG Company, L.L.C. (SLNG), El Paso Elba Express Company, L.L.C. (Elba Express), a 60 percent interest in Southern Natural Gas Company (SNG), and a 58 percent interest in Colorado Interstate Gas Company (CIG). WIC and CIG are interstate pipeline systems serving the Rocky Mountain region; SLNG owns the Elba Island LNG storage and regasification terminal near Savannah, Georgia; and both Elba Express and SNG are interstate pipeline systems serving the southeastern region of the United States. For more information about El Paso Pipeline Partners, visit www.eppipelinepartners.com.
Disclosure of Non-GAAP Financial Measures
The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The required presentations and reconciliations are attached, or included in the body of this release. Additional detail regarding non-GAAP financial measures can be reviewed in El Paso Pipeline Partners’ Financial and Operational Reporting Package, which will be posted at www.eppipelinepartners.com in the Investors section.
     We use the non-GAAP financial measure Distributable Cash Flow as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, we use Distributable Cash Flow in setting forward expectations and in communications with our board of directors of our general partner. We define Distributable Cash Flow as Adjusted EBITDA less cash interest expense, maintenance capital expenditures, pre-acquisition undistributed earnings from consolidated subsidiaries and other income and expenses, net, which primarily includes deferred revenue, a non-cash allowance for equity funds used during construction and other non-cash items.
We use Adjusted Earnings Per Common Unit (Adjusted EPU) which is defined as diluted earnings per common unit adjusted for certain items that we consider to be significant to understanding our underlying performance for a given period. Adjusted EPU is useful in analyzing the company’s on-going earnings potential and understanding certain significant items impacting the comparability of our results. For 2010, Adjusted EPU is earnings per unit attributable to El Paso Pipeline Partners common unitholders adjusted for the impact of the non-cash asset write down resulting from a Federal Energy Regulatory Commission order related to the 2009 sale of a compressor station and gas processing plant.
We use earnings before interest and taxes, or EBIT, as a measure to assess the operating results and effectiveness of our business, which consists of consolidated operations as well as investments in unconsolidated affiliates. We believe EBIT is useful to investors as it provides them with the same measure used by El Paso to evaluate our performance and it enables them to evaluate our operating results without regard to our financing methods or capital structure. We define the non-GAAP financial measure EBIT as net income adjusted for interest and debt expense, net of interest income, income taxes, and net income attributable to non-controlling interests.
Adjusted EBITDA is defined as net income adjusted for (i) income taxes (ii) interest and debt expense, net of interest income, (iii) affiliated interest income, net of affiliated interest expense, (iv) depreciation and amortization expense, (v) the partnership’s share of distributions declared by unconsolidated affiliates for the applicable period, (vi) earnings from unconsolidated affiliates, and (vii) distributions declared by majority-owned subsidiaries to El Paso Corporation for the applicable period.
We believe that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the partnership and to compare it with the performance of other publicly traded partnerships within the industry. These non-GAAP financial measures may not be comparable to similarly titled measures used by other companies and should not be used as a substitute for net income, earnings per unit, operating income, cash flow from operating activities or other measures of financial performance presented in accordance with GAAP. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that we have available for distributions or that we plan to distribute for a given period, nor should they be equated to available cash as defined in our partnership agreement.

				Twelve Months
		Quarters Ended		Ended
Non-GAAP Reconciliation Schedule		December 31,		December 31,
($ millions)		2010	2009	2010	2009

Net income		$157.3	$154.5	$605.1	$492.7
Net income attributable to noncontrolling interest		(54.6)	(57.0)	(226.6)	(179.6)

Net income attributable to EPB		102.7	97.5	378.5	317.6
Add:	Income tax expense	—	5.5	2.4	21.2
Add:	Interest and debt expense, net	53.7	30.3	186.6	129.0
Less:	Affiliated interest income, net	(0.1)	(0.9)	(2.1)	(4.4)

Earnings before interest expense and income taxes (EBIT)		156.3	132.4	565.4	463.4
Add:	Depreciation and amortization	40.0	33.1	152.7	129.2
	Distributions declared by unconsolidated affiliates	1.4	3.8	13.4	16.7
	Net Income attributable to noncontrolling interest	54.6	57.0	226.6	179.6
Less:	Earnings from unconsolidated affiliates	(3.5)	(3.0)	(15.7)	(12.4)
	Distributions declared by majority-owned subsidiaries
	to El Paso Corporation[1]	(37.0)	(80.7)	(247.6)	(232.5)

Adjusted EBITDA		211.8	142.6	694.8	544.0
Less:	Cash interest expense, net	(52.7)	(37.4)	(184.9)	(141.3)
	Maintenance capital expenditures	(46.0)	(21.1)	(94.0)	(81.0)
	Pre-acquisition undistributed earnings from consolidated subsidiaries[2]	—	(6.8)	(19.7)	(30.8)
	Other, net[3]	5.3	(15.3)	(6.2)	(54.2)

Distributable cash flow		$118.4	$62.0	$390.0	$236.7

[1]	In 4Q 2010, declared distributions include $18.3 million from CIG and $18.7 million from SNG. In the twelve months of 2010, declared distributions include $71.5 million from CIG, $128.1 million from SNG, $35.9 million from SLNG and $12.1 million from Elba Express. In 4Q 2009 and twelve months of 2009, declared distributions include $18.5 million and $68.1 million from CIG, respectively, and $62.2 million and $164.4 million from SNG, respectively, for each period.

[2]	The 2010 amount represents SNG’s undistributed earnings prior to the November 2010 acquisition by EPB. The 2009 amount represents the undistributed earnings of SLNG as it was a wholly-owned subsidiary of El Paso prior to EPB’s March 2010 acquisition.

[3]	Includes certain non-cash items such as deferred revenue, AFUDC equity, an asset write down based on a FERC order relating to the 2009 sale of the Natural Buttes facilities and other items.

Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. El Paso Pipeline Partners has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to meet our 2011 projections and guidance; our ability to complete planned asset purchases from El Paso Corporation; volatility in, and access to capital markets, the ability to obtain necessary governmental approvals for proposed pipeline projects and to successfully construct such projects on a timely basis and within estimated costs; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the risks associated with contracting and recontracting of transportation commitments; regulatory uncertainties associated with pipeline rate cases; actions taken by customers, third-party operators, processors and transporters; conditions in geographic regions or markets served by El Paso Pipeline Partners and its affiliates and equity investees or where its operations and affiliates are located; the effects of existing and future laws and governmental regulations; competitive conditions in our industry; changes in the availability and cost of capital; and other factors described in El Paso Pipeline Partners’ (and its affiliates’) Securities and Exchange Commission filings. While these statements and projections are made in good faith, El Paso Pipeline Partners and its management cannot guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. El Paso Pipeline Partners assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made, whether as a result of new information, future events, or otherwise.
Contacts:
Investor & Media Relations
Bruce Connery, Vice President
(713) 420-5855
Media Relations
Bill Baerg, Manager
(713) 420-2906